EXHIBIT 10.e

            AMENDMENTS TO THE WESTVACO CORPORATION
           SAVINGS AND INVESTMENT RESTORATION PLAN
                   AND EXCESS BENEFIT PLAN

     RESOLVED that, effective October 1, 1995, Paragraph 6 of the Corporation's Savings and Investment Restoration Plan and Paragraph 6(a) and (b) of the Corporation's Excess
  Benefit Plan shall each be revised as follows:

     (a) Restored S&I Account - Lump Sum Distributions -
           Living Member

           Westvaco shall pay in cash to each Member who is living on the date the Member's Continuous Service terminates for any reason an amount equal to the value of the Member's Restored S&I Account as of the S&I Plan Valuation Date subsequent to such termination date. Such payment shall be made as soon as practicable following the applicable S&I Plan Valuation Date.

     (b) Restored S&I Account - Lump Sum Distributions -
           Deceased Member

           If a Member dies before his Continuous Service is broken, the value of the Member's Restored Vested Account as of the S&I Plan Valuation Date subsequent to the date of death shall be paid in cash by Westvaco to the party eligible to receive the Member's S&I Plan Account as of the date of death. Such payment shall be made as soon as practicable following the applicable S&I Plan Valuation Date.

     (c) Restored S&I Account - Installment Payment
           Election

           A Member may elect to receive all or any portion of the Member's Restored S&I Account in a series of equal monthly payments commencing any time after Continuous Service terminates and extending no later than 10 years after Continuous Service terminates. An irrevocable election must be made at least six months prior to the date the Member's Continuous Service terminates.

           If the Member elects distribution by a series of monthly payments, payment will be made on the basis of the value of a Member's Restored S&I Account subject to such distribution as of the first S&I Plan Valuation Date for the month payments are to commence and for each subsequent month thereafter. Each monthly payment will reflect an equal distribution of the value of the Member's Restored S&I Account subject to such distribution over the remaining period of such distribution. Payment shall be made as soon as practicable following the applicable S&I Plan Valuation Date.


           Payment will be structured for continued treatment of the Member's Restored S&I Account as deferred compensation.

     (d) Restored S&I Account - Annuity Election

           A Member may elect to have Westvaco pay an annuity with all or any portion of the Member's Restored S&I Account as of the S&I Plan Valuation Date subsequent to the date the Member's Continuous Service terminates. The election must be made at least six months prior to the date the Member's Continuous Service terminates.

           Payment will be structured for continued treatment of the Member's Restored S&I Account as deferred compensation.

     (e) Interest on Unpaid Benefits

           If Westvaco does not pay Benefits to Plan
           Beneficiaries within the time periods specified in this Paragraph, it shall pay the Plan Beneficiaries interest on such unpaid amounts daily at a rate which is two times the Prime Rate. However, Westvaco shall be excused for any delay in payment attributable to Westvaco being unable in good faith to locate the applicable Plan Beneficiaries.